UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Meridian Resource Corporation

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Explanatory note
     On March 24, 2010, The Meridian Resource Corporation filed with the Securities and Exchange Commission a Current Report on Form 8-K that disclosed the following information:
Item 8.01 Other Events.
     As previously disclosed, on December 22, 2009, The Meridian Resource Corporation (“Meridian” or the “Company”), Alta Mesa Holdings, LP (“Alta Mesa”) and Alta Mesa Acquisition Sub LLC (“Alta Mesa Acquisition Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for Meridian’s acquisition by Alta Mesa (the “Merger”). Also as previously disclosed, after the announcement of the proposed Merger, putative derivative and class action lawsuits were filed against Meridian, its directors, Alta Mesa, and Alta Mesa Acquisition Sub in state district court in Harris County, Texas challenging the proposed transaction. In particular, two suits were filed. The first, filed on January 8, 2010, is Cause No. 2010-01279, styled Leider, derivatively on behalf of The Meridian Resource Corporation v. Ching, et al., in the 190th Judicial District Court of Harris County, Texas (the “Leider Action”). The second, filed on January 19, 2010, is Cause No. 2010-03129, styled Rausch, individually and derivatively on behalf of The Meridian Resource Corporation v. Ching, et al., in the 234th Judicial District Court of Harris County, Texas (the “Rausch Action”). On March 1, 2010, the court ordered the Rausch Action consolidated into the Leider Action, and appointed the counsel for Leider as interim lead and interim liaison counsel.
     On March 23, 2010, the parties agreed in principle to settle the now-consolidated Leider Action. The settlement is conditioned on, among other things, approval of the Merger by Meridian’s shareholders. Under the terms of the proposed settlement, all claims relating to the Merger Agreement and the Merger will be dismissed on behalf of Meridian’s stockholders. As part of the settlement, the defendants have agreed not to oppose plaintiff’s counsel’s request to the court to be paid up to $164,000 for their fees and expenses and up to $1,000 as an incentive award for plaintiff Leider. Any payment of fees, expenses, and incentives is subject to final approval of the settlement and such fees, expenses, and incentives by the court. The proposed settlement will not affect the amount of merger consideration to be paid to Meridian’s shareholders in the Merger or change any other terms of the Merger or Merger Agreement.
     Meridian believes that no further supplemental disclosure is required under applicable laws and defendants in the litigation deny all allegations of wrongdoing; however, to avoid the risk of the litigation delaying or adversely affecting the Merger and to minimize the expense of defending such action, we have agreed, pursuant to the terms of the proposed settlement, to make certain additional disclosures, all of which are set forth below. Information concerning the Merger is contained in our proxy statement dated February 8, 2010 (the “Proxy Statement”), which was mailed on or about February 12, 2010 to Meridian’s shareholders of record at the close of business on February 8, 2010. This Current Report on Form 8-K contains supplements to the disclosures made in the Proxy Statement and should be read alongside the Proxy Statement. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Proxy Statement, this Current Report on Form 8-K is more current.
Additional Disclosure Regarding the Background of the Merger
     The disclosure in the section of the Proxy Statement captioned “Background of the Merger” is supplemented with the disclosure set forth below.
•	In the second paragraph on page 19, there is disclosure regarding the Meridian board’s “preference for a stock-for-stock strategic transaction” expressed at a November 5, 2008 board meeting. For clarification, Meridian’s board preferred a stock-for-stock transaction because of its relatively low execution risk and the potential for shareholders to capture future benefits if there is hidden value in the acquirer’s portfolio or if a complementary fit provided for a stronger merged entity.

•	In the last paragraph on page 22, there is disclosure regarding “resumed discussions with Company A.” For clarification, the nature of those discussions concerned the sale of Meridian’s interest in the Weeks Island field for cash, which Meridian had previously determined, in connection with the offer from Company G, would be detrimental to Meridian in the long run.

•	In the fourth paragraph on page 23, there is disclosure regarding an offer from Company J. For clarification, the properties that Company J offered to purchase were Meridian’s East Texas Chalk acreage and production in Polk County, Texas. In making the determination that Company J’s offer undervalued the assets, Meridian determined that the offered purchase price for these assets was significantly below the PV20 value and hence, was too low for consideration. Furthermore, as disclosed in the Proxy Statement, when the offer from Company J was discussed at the July 28, 2009 board meeting, it was noted that “the management team, its advisors and the board had analyzed selling specific assets and had come to the conclusion each time that selling these key properties and then remaining independent was not viable.”

•	In the fourth paragraph on page 24, there is disclosure regarding “significant reductions in general and administrative costs and field operating costs” discussed at the July 28, 2009 board meeting. For clarification, Meridian’s general and administrative costs for 2008 were approximately $36.4 million (which includes the capitalized component), and during early 2008 its lease operating expenses were approximately $2.4 million per month. By the third quarter of 2009, Meridian’s general and administrative annualized burn rate was forecasted to be approximately $14.1 million and its lease operating expenses were forecasted to be approximately $1.4 million per month.

•	In the fourth paragraph on page 26, there is disclosure regarding “the status of discussions with . . . Company I . . .” as discussed at a September 21, 2009 board meeting. For clarification, the status of discussions with Company I, which proposed to purchase substantially all of Meridian’s assets through a “pre-packaged” bankruptcy proceeding, or, if major liabilities were resolved, a capital infusion of preferred stock and restructured bank debt, was that those discussions were on hold while the Company pursued other options that did not require bankruptcy. A transaction with Company I was not pursued because resolution of Meridian’s major liabilities depended on the closing of a non-bankruptcy transaction, and Meridian determined that a bankruptcy proceeding would not be likely to provide value to Meridian’s stockholders. In addition, Company I’s capital infusion proposal would have required Meridian’s lenders to have accepted repayment of less than the full amount outstanding, which the lenders had previously indicated they were not willing to do.

•	In the eighth paragraph on page 31, there is disclosure regarding the reduction in Alta Mesa’s offer from $0.33 per share to $0.28 per share on December 16, 2009. For clarification, Alta Mesa explained that it reduced its offer price because of changing market conditions and because Alta Mesa had completed additional due diligence that allowed it to better understand Meridian’s assets and liabilities.

•	In the fifth paragraph on page 32, there is disclosure that Meridian’s board received a “non-binding preliminary indication of interest from a third party” on February 4, 2010. For clarification, after conducting due diligence, that third party notified Meridian on March 10, 2010 that it was not prepared to make a binding offer that would provide greater value to Meridian and its shareholders than the value that would be provided under the Alta Mesa agreement. In addition, on February 19, 2010, Meridian received an additional unsolicited, non-binding preliminary indication of interest, from another third party. The Company entered into a confidentiality agreement with the third party and provided extensive due diligence information to them. At this time, the board has not received a binding offer from this third party. In addition, the third party has notified our Chairman that it has not to date been able to arrange for refinancing of our existing indebtedness. If a binding offer is submitted, the board will consider all of its alternatives consistent with its fiduciary duties under applicable law and subject to the terms and conditions of the merger agreement with Alta Mesa. Our board continues to recommend that our shareholders vote for the adoption of the merger agreement with Alta Mesa.
     In addition, the disclosure in the Proxy Statement captioned “Opinion of Our Financial Advisor” is supplemented with the disclosure set forth below.
•	In the first paragraph on page 35, there is disclosure regarding Morgan Keegan’s review of “certain non-public financial forecasts relating to us prepared by our management.” For clarification, among the forecasts reviewed by Morgan Keegan were the following year-end, annual projections:

	Projected	Projected	Projected
	2009	2010	2011
Production (Mmcfe)	12,009	6,307	3,991
Revenue	$83,922	$46,513	$30,475
Expenses	$148,941	$61,229	$47,314
Net income (loss)	$(65,019)	$(14,716)	$(16,839)

Reconciliation of non-GAAP financial measure:
Net income (loss)	$(65,019)	$(14,716)	$(16,839)
Depletion, depreciation & amortization	35,999	18,615	11,980
Impairment of long lived assets	59,539	—	—
Accretion expense	2,247	2,400	2,400
Interest and other	6,955	7,472	7,334
Earning before interest, taxes, depreciation & amortization	$39,721	$13,771	$4,875
Forward-Looking Statements
     Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this report. Risks and uncertainties regarding the transactions include the possibility that the closing of the Merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of the Company, rights of the parties to terminate the merger agreement, or other reasons, risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger, the outcome of legal proceedings that have been, or may be, initiated against the Company related to the Merger and the amount of the costs, fees, expenses and charges related to the Merger. Other risks relating to the Company are described in the Company’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.